Exhibit 99.1

PRESS RELEASE

For Immediate Release:  November 14, 2003

Contact:
Valerie Newsom
Phone: 432-684-0301
Email: vnewsom@caprockenergy.com

Cap Rock Energy Corporation Announces 2003 Third Quarter Results

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) today reported net income of $4.6 million, or $2.86 per common share, diluted, in the third quarter of 2003, compared to $4.4 million, or $3.43 per common share, diluted, for the same quarter in 2002.  For the nine months ended September 30, 2003, net income was $10.3 million, or $7.13 per common share, diluted, as compared to $8.1 million, or $6.28 per common share, diluted, for the comparable period in 2002.

“Our 2003 third quarter has seen major accomplishments in several areas that are important to our future business plans.  First and foremost, we received approval for the transfer of our CCN to Cap Rock Energy from our predecessor, thus ending a lengthy PUCT proceeding and completing our conversion process.  We have made substantial progress toward our goal of selling assets that are not directly related to our core business of providing quality electric service, and we have seen closure on various concerns.  As a result, we are now better positioned to take advantage of new opportunities and face the challenges ahead,” stated David W. Pruitt, President and Chief Executive Officer.

Detailed below are unaudited financial highlights for Cap Rock Energy Corporation and subsidiaries for the three and nine months ended September 30, 2003 and 2002:

Cap Rock Energy Corporation

(unaudited in thousands)

($ in thousands except share and per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Operating revenues	$23,343	$20,774	$64,937	$57,193
Operating income	$6,747	$5,584	$16,555	$12,319
Net income	$4,638	$4,468	$10,304	$8,175
Earnings per share:
Basic	$2.96	$3.43	$7.41	$6.28
Diluted	$2.86	$3.43	$7.13	$6.28
Weighted average shares of Common stock outstanding:
Basic	1,568,498	1,302,355	1,390,636	1,302,355
Diluted	1,623,796	1,302,355	1,445,934	1,302,355

The consumption and demand for electricity within the Company’s service areas is greatly impacted by weather conditions and temperatures.  Weather conditions and the cost of fuel used to generate electricity are the major factors affecting operating expenses.  Purchased power expense normally moves in relation to electric demand and consumption.

Operating revenue for the comparable three and nine month periods increased primarily as a result of the change in the method of revenue recognition in accordance with the Company’s change in rate-making policy, and regulatory surcharges.  The majority of the increase for operations and maintenance expense is because personnel devoted more time to maintaining the distribution and transmission systems which resulted in current expense as opposed to engaging in construction activities that would have resulted in capitalized costs.  Decreased costs for legal fees and outside services contributed to the reduction of general and administrative expenses for the nine month period, which related to the PUCT proceedings concerning the application to transfer certified territory to the Company.  Noncash stock awards to employees, officers and directors is also reflected as a reduction of operating income for the 2003 periods.   In its effort to focus all of its resources on its core business by divesting itself of assets and investments which are unrelated to providing quality electric service, the Company agreed to sell its interest in an oil and gas company, and as a result has recorded a book loss on equity method investment value of $1,056,000 during the third quarter of 2003, although the original cash investment was recouped.  The effective tax rate for both the three and nine month periods in 2003 is less than the statutory rate because of the availability and expected utilization of net operating loss carryforwards, as well as significant book/tax timing differences.  No income tax expense was recorded for the same periods in 2002 because net operating loss carryforwards were available to reduce taxable income for those periods.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.  Cap Rock Energy Corporation is the first electric cooperative to convert to a publicly held corporation and the first electric utility to become a public company in over 60 years.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.